Exhibit d.7

[FORM OF NOTICE TO BENEFICIAL STOCKHOLDERS OF COMMON STOCK]

TICC CAPITAL CORP.

NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [            ] Shares of Common Stock Issuable Upon Exercise of Transferable Rights

Enclosed for your consideration is a prospectus, dated [                ], 2008 (the “Prospectus”), relating to the offering by TICC Capital Corp. (the “Company”) of transferable rights to subscribe for shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [            ], 2008 (the “Record Date”).

Pursuant to the offering, the Company is issuing rights (the “Rights”) to subscribe for up to [            ] shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised by the holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on [            ], 2008, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are transferable and are listed for trading on The Nasdaq Global Select Market under the symbol “TICCR” until the Expiration Date.

As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account on the Record Date. The Rights entitle you to purchase one new share of Common Stock for every five Rights held, which is referred to as the “Basic Subscription.” The subscription price per share (the “Subscription Price”) will be [    ]% of the volume-weighted average of the sales prices of the Company’s shares of Common Stock on The Nasdaq Global Select Market for the five consecutive trading days ending on the Expiration Date. Because the Subscription Price will be determined on the Expiration Date, if you elect to exercise your Rights, you will not know the Subscription Price at the time you exercise your Rights. As a result, the Company is requiring that you deliver the estimated Subscription Price of $[            ] per share (the “Estimated Subscription Price”) in connection with the exercise of your Rights pursuant to the Basic Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. In addition, any Rights Holder other than a Record Date Stockholder who exercises Rights is entitled to subscribe for any Remaining Shares that are not otherwise subscribed for by Record Date Stockholders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the “Over-Subscription Privilege.” For the reasons noted above, the Company is requiring that you deliver the estimated Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights will be evidenced by subscription certificates (the “Subscription Certificates”).

Enclosed are copies of the following documents:

1. Prospectus, dated [                ], 2008; and

2. Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.

EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Estimated Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

If you wish to have us, on your behalf, exercise your Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (800) 491-3132.